Exhibit (a)(5)(P)

QXO and Beacon Confirm Discussions Regarding Potential Transaction

GREENWICH, Conn. and HERNDON, Va. – March 10, 2025 – QXO, Inc. (NYSE: QXO) and Beacon Roofing Supply, Inc. (Nasdaq: BECN) confirmed today that they are in discussions about a potential combination in which QXO would acquire Beacon for $124.35 per share in cash, or total consideration of approximately $11 billion.

QXO is engaging in customary due diligence regarding Beacon’s business, and QXO and Beacon are negotiating a definitive agreement. Beacon is postponing its Investor Day, which had been scheduled for March 13, 2025.

There can be no assurance that these discussions will result in a transaction.

About QXO

QXO provides technology solutions, primarily to clients in the manufacturing, distribution and service sectors. The company provides consulting and professional services, including specialized programming, training and technical support, and develops proprietary software. As a value-added reseller of business application software, QXO offers solutions for accounting, financial reporting, enterprise resource planning, warehouse management systems, customer relationship management, business intelligence and other applications. QXO plans to become a tech-forward leader in the $800 billion building products distribution industry. The company is targeting tens of billions of dollars of annual revenue in the next decade through accretive acquisitions and organic growth. Visit www.qxo.com for more information.

About Beacon

Founded in 1928, Beacon is a publicly-traded Fortune 500 company that distributes specialty building products, including roofing materials and complementary products, such as siding and waterproofing. The company operates over 580 branches throughout all 50 states in the U.S. and 7 provinces in Canada. Beacon serves an extensive base of nearly 110,000 customers, utilizing its vast branch network and service capabilities to provide high-quality products and support throughout the entire project lifecycle. Beacon offers its own private label brand, TRI-BUILT®, and has a proprietary digital account management suite, Beacon PRO+®, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit http://www.becn.com.

Forward-Looking Statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets, goals, regulatory approval timing and nominating directors are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Such factors include but are not limited to: the ultimate outcome of any possible transaction between QXO, Inc. (“QXO”) and Beacon Roofing Supply, Inc. (“Beacon”), including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any definitive agreement will be materially different from those proposed; the ultimate result of QXO’s proxy contest for election of directors to Beacon’s Board of Directors; actions taken by Beacon or QXO in connection with QXO’s offer to acquire Beacon or the possible transaction; the effects of QXO’s offer and the possible transaction on Beacon’s businesses; QXO’s ability to consummate the proposed transaction with Beacon; the conditions to the completion of the proposed transaction; QXO’s ability to finance the proposed transaction; the substantial indebtedness QXO expects to incur in connection with the proposed transaction and the need to generate sufficient cash flows to service and repay such debt; that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the proposed transaction or the public announcement of the proposed transaction; QXO or Beacon’s ability to retain certain key employees; and general economic conditions that are less favorable than expected. QXO and Beacon caution that forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. QXO and Beacon do not assume any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Important Additional Information about QXO and Where to Find It

This communication is for informational purposes only and does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell Beacon securities. QXO and Queen MergerCo, Inc. (the “Purchaser”) filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) on January 27, 2025, and Beacon filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on February 6, 2025. Investors and security holders are urged to carefully read the Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time) and the Solicitation/Recommendation Statement as these materials contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by QXO and Beacon with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that QXO and the Purchaser file with the SEC will be made available to all investors and security holders of Beacon free of charge from the information agent for the tender offer: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll-free telephone: +1 (888) 750-5834.

QXO and participants affiliated with QXO intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2025 Annual Meeting of Stockholders of Beacon. QXO strongly advises all stockholders of Beacon to read the preliminary proxy statement, any amendments or supplements to such proxy statement, and other proxy materials filed by QXO with the SEC as they become available because they will contain important information. Such proxy materials will be available at no charge on the SEC’s website at www.sec.gov and at QXO’s website at investors.qxo.com. In addition, the participants in this proxy solicitation will provide copies of the proxy statement, and other relevant documents, without charge, when available, upon request. Requests for copies should be directed to the participants’ proxy solicitor.

Certain Information Concerning the QXO Participants

The participants in the proxy solicitation are anticipated to be QXO, Brad Jacobs, Ihsan Essaid, Matt Fassler, Mark Manduca, Sheree Bargabos, Paul Camuti, Karel Czanderna, Jonathan Foster, Mauro Gregorio, Michael Lenz, Teresa May, Stephen Newlin, Joseph Reitmeier and Wendy Whiteash. As of the date of this communication, QXO owns 100 shares of common stock of Beacon in record name and Ms. Czanderna may be deemed to beneficially own 10 shares of common stock of Beacon held in a trust, for which Ms. Czanderna’s husband serves as trustee. As of the date of this communication, none of the other participants has any direct or indirect interest, by security holdings or otherwise, in Beacon.

Important Additional Information about Beacon and Where to Find It

Beacon intends to file a proxy statement on Schedule 14A, an accompanying BLUE proxy card, and other relevant documents with the SEC in connection with such solicitation of proxies from Beacon’s stockholders for Beacon’s 2025 Annual Meeting of Stockholders. BEACON’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE BEACON’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying BLUE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by Beacon with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials & Presentations” section of Beacon’s website, https://ir.beaconroofingsupply.com/.

Certain Information Concerning the Beacon Participants

Beacon, each of its independent directors (Stuart A. Randle, Barbara G. Fast, Alan Gershenhorn, Melanie M. Hart, Racquel H. Mason, Robert M. McLaughlin, Earl Newsome Jr., Neil S. Novich, and Douglas L. Young) and certain of its executive officers (Julian Francis, President & Chief Executive Officer and Prithvi Gandhi, Executive Vice President & Chief Financial Officer) are deemed to be “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from Beacon’s stockholders in connection with matters to be considered at Beacon’s 2025 Annual Meeting of Stockholders. Information about the names of Beacon’s directors and officers, their respective interests in Beacon by security holdings or otherwise, and their respective compensation is set forth in the sections entitled “Information About our Nominees,” “Compensation of Directors,” “Information on Executive Compensation” and “Stock Ownership” of Beacon’s Proxy Statement on Schedule 14A in connection with the 2024 Annual Meeting of Stockholders, filed with the SEC on April 3, 2024 (available here), Beacon’s Annual Report on Form 10-K filed with the SEC on February 27, 2025 (available here) and Beacon’s Current Report on Form 8-K filed with the SEC on April 23, 2024 (available here). Supplemental information regarding the participants’ holdings of Beacon’s securities can be found in SEC filings on Statements of Change in Ownership on Form 4 filed with the SEC on May 28, 2024 and May 17, 2024 for Mr. Randle (available here and here); May 17, 2024 for Ms. Fast (available here); May 17, 2024 for Mr. Gershenhorn (available here); May 17, 2024 for Ms. Hart (available here); May 17, 2024 for Ms. Mason (available here); May 17, 2024 for Mr. McLaughlin (available here); May 17, 2024 for Mr. Newsome (available here); May 17, 2024 for Mr. Novich (available here); May 17, 2024 for Mr. Young (available here); May 22, 2024 for Mr. Francis (available here); and August 8, 2024 and May 21, 2024 for Mr. Gandhi (available here and here). Such filings are also available on Beacon’s website at https://ir.beaconroofingsupply.com/financials-and-presentations/sec-filings.

QXO Contacts:

Media

Joe Checkler

joe.checkler@qxo.com
203-609-9650

Steve Lipin / Lauren Odell
Gladstone Place Partners
212-230-5930

Investors

Mark Manduca

mark.manduca@qxo.com
203-321-3889

Scott Winter / Jonathan Salzberger
Innisfree M&A Incorporated
212-750-5833

Beacon Contacts:

Media

Jennifer Lewis

VP, Communications and Corporate Social Responsibility

Jennifer.Lewis@becn.com

571-752-1048

Ed Trissel / Andrea Rose

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investors

Binit Sanghvi

VP, Capital Markets and Treasurer

Binit.Sanghvi@becn.com

972-369-8005

Bruce Goldfarb/Pat McHugh

Okapi Partners LLC

888-785-6673

212-297-0720

info@okapipartners.com